Consent of Independent Registered Public Accounting Firm

Norwood Financial Corp.
Honesdale, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-61487 and 333-134831) of Norwood Finanical Corp. of our report dated March 10, 2009, relating to the 2008 and 2007 consolidated financial statements, which appear in the 2009 Annual Report to Shareholders, which appears in this Annual Report on Form 10-K.

Lancaster, Pennsylvania
March 9, 2010